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                                   EXHIBIT 11

                      COMPUTATION OF NET INCOME PER SHARE
              IN ACCORDANCE WITH INTERPRETIVE RELEASE NO. 34-9083
                    (In thousands, except per-share amounts)


                                                                          Three Months                    Six Months
                                                                              Ended                          Ended
                                                                     ------------------------       ----------------------
                                                                     Jan. 29,        Jan. 30,       Jan. 29,       Jan. 30,
                                                                       1995            1994           1995           1994
                                                                     --------        --------       --------       --------
                                                                                          (Unaudited)
PRIMARY EARNINGS PER SHARE

Actual weighted average common shares
  outstanding for the period                                             268,546        253,702        264,841         252,704

Weighted average shares assuming exercise of
  employee stock options using average
  market price                                                            10,076         11,354          9,301          11,764
                                                                        --------       --------       --------        --------
Shares used in per-share calculations                                    278,622        265,056        274,142         264,468
                                                                        ========       ========       ========        ========
Net income applicable to primary income per
  share                                                                 $ 53,485       $ 77,472       $152,255        $140,957
                                                                        ========       ========       ========        ========
Net income per share based on SEC
Interpretive Release No. 34-9083                                            $.19           $.29          $.56             $.53
                                                                        --------       --------       --------        --------




FULLY DILUTED EARNINGS PER SHARE

Actual weighted average common shares
  outstanding for the period                                             268,546        253,702        264,841         252,704

Weighted average shares assuming exercise of
  employee stock options using the greater of
  ending or average market price                                          10,145         11,849          9,790          12,012
                                                                        --------       --------       --------        --------
Shares used in per-share calculations                                    278,691        265,551        274,631         264,716
                                                                        ========       ========       ========        ========
Net income applicable to fully diluted income
  per share                                                             $ 53,485       $ 77,472       $152,255        $140,957
                                                                        ========       ========       ========        ========
Net income per share based on SEC Interpretive
  Release No. 34-9083                                                       $.19           $.29           $.55            $.53
                                                                        ========       ========       ========        ========



These calculations are submitted in accordance with Securities Exchange Act of 1934 Release No. 34-9083





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